Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of National Health Investors, Inc. (the Company) pertaining to the registration of 1,500,000 shares of Common Stock available for grant under the Company’s 2012 Stock Incentive Plan of our report dated February 18, 2015, with respect to the consolidated financial statements of Holiday AL Holdings LP included in the Company’s Annual Report on Form 10-K, as amended (Form 10-K/A) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 10, 2015